MISSION CRITICAL SOFTWARE, INC.
                 FORM OF KEY EMPLOYEE STOCK PURCHASE AGREEMENT

         AGREEMENT, dated as of March 10, 2000, between Mission Critical Software, Inc., a Delaware corporation (the "Parent") and the stockholders of Ganymede Software Inc., a Delaware corporation (the "Company") whose names appear in the signature block to this Agreement, ______________ (the "Key Employee") and ________________ (the "Affiliated Stockholder").

                             W I T N E S S E T H :

         WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger dated March 10, 2000 (the "Merger Agreement"), pursuant to which the Company will merge into a wholly-owned subsidiary of the Parent (the "Merger").

         WHEREAS, the Key Employee and Affiliated Stockholder have approved of the Merger Agreement and the Merger.

         WHEREAS, the Parent will issue shares of its common stock, par value $0.001 per share (the "Parent Stock"), as consideration for the Key Employee's and Affiliated Stockholder's shares of common stock, par value $0.001 per share, of the Company ("Company Stock"), upon the terms and subject to the conditions hereinafter set forth.

         WHEREAS, in consideration of the mutual promises made herein and in the Merger Agreement, the Key Employee and Affiliated Stockholder have executed a proxy agreement in favor of Parent (the "Proxy Agreement"), dated the date hereof, the Key Employee and Affiliated Stockholder will enter into a Registration Rights Agreement and Restricted Stock Agreement at the Closing (as defined herein), and the Key Employee will enter into an Employment Agreement at the Closing (as defined herein).

         WHEREAS, it is the intent of Parent, the Key Employee and the Affiliated Stockholder that the transactions contemplated by this Agreement and the Merger Agreement constitute an exchange qualifying for tax-free treatment pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.

          The parties hereto agree as follows:

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                                   ARTICLE 1
                               PURCHASE AND SALE

         SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Parent agrees to purchase from the Key Employee and the Affiliated Stockholder, and the Key Employee and the Affiliated Stockholder agree to sell to Parent, those shares of Company Stock held by such Key Employee and Affiliated Stockholder as indicated on the final page of this Agreement under such Key Employee's and such Affiliated Stockholder's signature. The Company Stock held by the Key Employee and the Affiliated Stockholder shall be exchanged, at the Closing, for the number of shares of Parent Stock (rounded to the nearest ten-thousandth of a share) equal to the number of shares of Common Stock multiplied by the Exchange Ratio, as such term is defined in the Merger Agreement.

         SECTION 1.02. Adjustments. If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement and, if applicable, the Exchange Ratio and its determination shall be appropriately adjusted.

         SECTION 1.03. Fractional Shares. No fractional shares of Parent Stock shall be issued pursuant to this Agreement. Such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the Nasdaq National Market on the trading day immediately preceding the Closing by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

         SECTION 1.04. Withholding Rights. The Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of any payment under any provision of federal, state, local or foreign tax law. If the Parent so withholds such tax amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock with respect to whom the Parent made such deduction and withholding.

         SECTION 1.05. Closing. The closing (the "Closing") of the purchase of the Company Stock shall take place at the offices of Davis Polk & Wardwell at

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1600 El Camino Real in Menlo Park, California, at such time as Parent shall determine that it has received the Stock Purchase Agreements and Proxy Agreements representing at least eighty percent (80%) of the outstanding voting securities of the Company, or at such other time or place as the Company and the Parent may agree (the "Closing Date"). At the Closing:

          (a) The Key Employee and the Affiliated Stockholder shall deliver to the Parent certificates evidencing his shares of Company Stock.

          (b) The Parent shall deliver, or cause to be delivered, to the Key Employee and the Affiliated Stockholder certificates, or other appropriate documentation, evidencing shares of Parent Stock, duly registered with Parent's stock transfer agent in the name of such Key Employee and such Affiliated Stockholder, respectively; provided that seventy-five percent (75%) of the shares of Parent Stock to be received by each Key Employee and Affiliated Stockholder pursuant to this Agreement shall be placed in escrow (for each Key Employee, the "Key Employee's Restricted Shares" and for each Affiliated Stockholder, the "Affiliated Stockholder's Restricted Shares") pursuant to the terms of a Restricted Stock Agreement (the "Restricted Stock Agreement"), to be entered into by Parent, each Key Employee, and each Affiliated Stockholder substantially in the form attached hereto as Exhibit A.

          (c) Each Key Employee, Affiliated Stockholder and Parent shall execute a Restricted Stock Agreement, substantially in the form attached hereto as Exhibit A and a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, a Waiver of Notice, substantially in the form attached hereto as Exhibit D, and a Written Consent of Stockholders approving the Merger, the Merger Agreement and the transactions comtemplated thereby, substantially in the form attached hereto as Exhibit E, and each Key Employee shall execute an Employment Agreement, substantially in the form attached hereto as Exhibit B.


                                   ARTICLE 2
         REPRESENTATIONS AND WARRANTIES OF KEY EMPLOYEE AND AFFILIATED
                                  STOCKHOLDER

         The Key Employee and the Affiliated Stockholder represents and warrants to the Parent, as of the date hereof and as of the Closing Date that:

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         SECTION 2.01. Authorization. The execution, delivery and performance by such Key Employee and such Affiliated Stockholder of this Agreement, and the consummation of the transactions contemplated hereby are or, when executed, will be within the powers (corporate, partnership or otherwise) of such Key Employee and such Affiliated Stockholder and this Agreement has been or will have been duly authorized by all necessary action on the part of such Key Employee and such Affiliated Stockholder. This Agreement constitutes a valid and binding agreement of such Key Employee and Affiliated Stockholder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement or creditors' rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         SECTION 2.02. Governmental Authorization. The execution, delivery and performance by such Key Employee and Affiliated Stockholder of this Agreement and the consummation of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official.

         SECTION 2.03.  Investigation of Parent's Business.   The Key Employee
and the Affiliated Stockholder:

          (a) are aware of the Parent's business affairs and financial condition and has acquired sufficient information about the Parent to reach an informed and knowledgeable decision to acquire shares of Parent Stock;

         (b) have completed his due diligence investigation; and

         (c) have reviewed the registration statements and other reports filed with the Securities and Exchange Commission by Parent, including the disclosure under "Item 5 - Other Information - Factors That May Affect Future Results" in Parent's 10-Q for the quarter ended December 31, 1999 relating to the risks of Parent's business.

         SECTION 2.04. Acquisition for Investment. The Key Employee and the Affiliated Stockholder are acquiring the Parent Stock for investment for each of their own accounts and not with a view to, or for sale in connection with, any distribution thereof.

         SECTION 2.05. Ownership of Shares. The Key Employee and the Affiliated Stockholder are the record and beneficial owners of the shares of

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Company Stock as indicated on the signature page hereof, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of his, shares of Company Stock), and will transfer and deliver to Parent at the Closing valid title to each of their shares free and clear of any lien and any such limitation or restriction.

         SECTION 2.06. Private Placement. (a) The Key Employee and the Affiliated Stockholder understand that the offering of the shares of Parent Stock hereby is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Key Employee's and the Affiliated Stockholder's representations expressed herein.

          (b) The Key Employee and the Affiliated Stockholder are accredited investors as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

          (c) The Key Employee's and the Affiliated Stockholder's financial situations are such that each can afford to bear the economic risk of holding the shares of Parent Stock acquired hereunder for an indefinite period of time, and the Key Employee and the Affiliated Stockholder can afford to suffer the complete loss of the investment in the shares of Parent Stock.

          (d) The Key Employee and the Affilated Stockholder understand that the Certificates evidencing the shares of Parent Stock, and any securities issued upon conversion or in respect thereof, will bear the following legend:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN COMPLIANCE THEREWITH."

         SECTION 2.07. Brokers or Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of the Key Employee and the Affiliated Stockholder who might be entitled to any fee or commission from the Parent, the Key Employee or the Affiliated Stockholder upon consummation of the transactions contemplated by this Agreement.

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                                   ARTICLE 3
                             CONDITIONS TO CLOSING

         SECTION 3.01. Conditions to Obligations of the Key Employee, the Affiliated Stockholder and the Parent. The obligations of the Key Employee, the Affiliated Stockholder and the Parent to consummate the Closing are subject to the satisfaction of the following conditions:

               (a) No provision of any applicable law, rule or regulation and no judgment, injunction, order or decree by any governmental entity of competent jurisdiction shall prohibit the consummation of the Closing.

               (b) All material actions by or in respect of, or filings with, any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

         SECTION 3.02. Conditions to Obligation of the Parent. The obligation of the Parent to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a) Parent shall have received all documents it may reasonably request relating to the authority of each Key Employee and each Affiliated Stockholder to enter into this Agreement, all in form and substance reasonably satisfactory to the Parent.

               (b) The representations and warranties of each Key Employee and each Affiliated Stockholder shall be true in all material respects at and as of the Closing as if made at and as of such time.

               (c) Each Key Employee and each Affiliated Stockholder shall have delivered to Parent a Restricted Stock Agreement, a Registration Rights Agreement, substantially in the form attached hereto as Exhibits A and C, respectively, and each Key Employee shall have delivered to Parent an Employment Agreement, substantially in the form attached hereto as Exhibit B.

               (d) Each Key Employee and each Affiliated Stockholder shall have delivered to Parent a Waiver of Notice and a Written Consent approving the Merger Agreement in substantially the forms attached hereto as Exhibits D and E, respectively.

               (e) Parent shall have entered into Stock Purchase Agreements with stockholders of the Company who together hold at least eighty

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         percent (80%) of the outstanding voting securities of the Company and certificates representing such securities have been presented at the Closing.

               (f) The Merger Agreement and the Merger shall have been approved by the Board of Directors of the Company.

         SECTION 3.03. Conditions to Obligation of the Key Employee and the Affiliated Stockholder. The obligation of the Key Employee and the Affiliated Stockholder to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a) Parent shall have delivered to the Key Employee and the Affiliated Stockholder certificates representing those shares of Parent Stock issued in exchange for the Company Stock held by the Key Employee and the Affiliated Stockholder pursuant to this Agreement.

               (b) Parent shall have delivered to the Key Employee and the Affiliated Stockholder a Restricted Stock Agreement and a Registration Rights Agreement, substantially in the form attached hereto as Exhibits A and C, respectively, and Parent shall have delivered to the Key Employee an Employment Agreement, substantially in the form attached hereto as Exhibit B.

                                   ARTICLE 4
                                 MISCELLANEOUS

         SECTION 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Key Employee or to Affiliated Stockholder to:

                  Dennis Phillips
                  Chief Financial Officer
                  Ganymede Software Inc.
                  1100 Perimeter Park, Suite 104
                  Morrisville, NC 27560
                  Fax: (919) 469-0417

         if to the Parent to:

                  Stephen E. Odom

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                  Mission Critical Software, Inc.
                  Ganymede Software, Inc.
                  13939 Northwest Freeway
                  Houston, TX 77040
                  Fax: (713) 548-1829

         with a copy to:

                  William M. Kelly, Esq.
                  Davis Polk & Wardwell
                  1600 El Camino Real
                  Menlo Park, CA 94025
                  Fax (650) 752-2111

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice.

         All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 4.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 4.03. Expenses; Other Payments. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Any expense other than Registration Expenses, as that term is defined in Section 2.02 of the Registration Rights Agreement attached hereto as Exhibit A (in such case limited to $5,000 in the aggregate in the case of counsel to Key Employee and the Affiliated Stockholder), incurred by separate legal counsel for the Key Employee and the Affiliated Stockholder in connection with the

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transactions contemplated by this Agreement shall be borne by such Key Employee and such Affiliated Stockholder.

         SECTION 4.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

         SECTION 4.05. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws, but not the choice of law rules, of the State of Delaware.

         SECTION 4.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.

         SECTION 4.07. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 4.08. Entire Agreement. This Agreement and the Merger Agreement, together with their respective exhibits and schedules, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Merger Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

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         SECTION 4.09.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 4.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

         SECTION 4.11. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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